Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES DECEMBER 31, 2024 FINANCIAL RESULTS
AND DECLARES FIRST QUARTER 2025 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — February 5, 2025 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter 2025 dividend of $0.48 per share. The first quarter 2025 dividend is payable on March 31, 2025 to stockholders of record as of March 14, 2025.

DECEMBER 31, 2024 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2024.

OPERATING RESULTS

	Q4-24(4)		Q4-23(4)		FY-24		FY-23
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)(2)		$0.55		$0.72		$2.44		$2.75
Core EPS(3)		$0.55		$0.63		$2.33		$2.37
Dividends declared and payable		$0.48		$0.48		$1.92		$1.92
Net investment income(1)	$359	$0.55	$345	$0.60	$1,403	$2.25	$1,266	$2.28
Net realized (losses) gains(1)	$(25)	$(0.03)	$28	$0.05	$(69)	$(0.11)	$(179)	$(0.32)
Net unrealized gains(1)	$23	$0.03	$40	$0.07	$188	$0.30	$435	$0.79
GAAP net income(1)(2)	$357	$0.55	$413	$0.72	$1,522	$2.44	$1,522	$2.75

	As of
(dollar amounts in millions, except per share data)	December 31, 2024	December 31, 2023
Portfolio investments at fair value	$26,720	$22,874
Total assets	$28,254	$23,800
Stockholders’ equity	$13,355	$11,201
Net assets per share	$19.89	$19.24
Debt/equity ratio	1.03x	1.07x
Debt/equity ratio, net of available cash(5)	0.99x	1.02x
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months and year ended December 31, 2024 were approximately 655 million and 624 million, respectively, and approximately 572 million and 554 million, respectively, for the comparable periods in 2023.

(2)The basic and diluted weighted average shares outstanding for the three months and year ended December 31, 2024 was approximately 655 million and 624 million shares, respectively. Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2023 was $0.70 and $2.68, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2023 were approximately 593 million shares and 575 million shares, respectively, which includes approximately 21 million shares for each period related to the assumed conversion of Ares Capital’s then outstanding $403 million in aggregate principal amount of unsecured convertible notes (the “2024 Convertible Notes”).

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(4)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(5)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“With our fourth quarter’s results, we concluded another successful year for the company where stable credit performance and a record year of investing supported strong earnings and further growth in book value per share,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “As we enter 2025, we believe we are well positioned for what we expect will be an increasingly active investing market for acquisition finance and growth capital opportunities.”

“Through year-end 2024, we have now paid over 15 consecutive years of stable or growing regular dividends while continuing to increase our book value for shareholders,” said Scott Lem, Chief Financial Officer of Ares Capital. “Our ability to deliver this attractive level of long-term performance is supported by the strength of our balance sheet, which we believe is a key point of differentiation for ARCC.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q4-24	Q4-23	FY-24	FY-23
Portfolio Activity During the Period:
Gross commitments	$3,751	$2,384	$15,081	$5,966
Exits of commitments	$2,715	$1,427	$10,103	$5,729

Portfolio Information:
			As of December 31,
			2024	2023
Portfolio investments at fair value			$26,720	$22,874
Fair value of accruing debt and other income producing securities(6)			$23,643	$20,375
Number of portfolio company investments			550	505
Percentage of floating rate securities at fair value(7)			69%	69%
Weighted average yields on debt and other income producing securities(8):
At amortized cost			11.1%	12.5%
At fair value			11.2%	12.5%
Weighted average yields on total investments(9):
At amortized cost			10.0%	11.3%
At fair value			9.9%	11.2%

Asset class percentage at fair value:
First lien senior secured loans			57%	44%
Second lien senior secured loans			7%	16%
Subordinated certificates of the SDLP			5%	6%
Senior subordinated loans			5%	5%
Preferred equity			10%	11%
Ivy Hill Asset Management, L.P.(10)			7%	9%
Other equity			9%	9%
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(6)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(7)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the fourth quarter of 2024, Ares Capital made new investment commitments of approximately $3.8 billion, of which approximately $2.8 billion were funded. New investment commitments included 26 new portfolio companies and 51 existing portfolio companies. As of December 31, 2024, 241 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.8 billion in new commitments made during the fourth quarter of 2024, 88% were in first lien senior secured loans, 2% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 1% were in senior subordinated loans, 3% were in Ares Capital’s subordinated loan investment in IHAM and 6% were in other equity. Of the approximately $3.8 billion in new commitments, 94% were in floating rate debt securities, of which 87% contained interest rate floors and 2% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.9% and the weighted average yield on total investments funded during the period at amortized cost was 9.2%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the fourth quarter of 2024, Ares Capital funded approximately $441 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the fourth quarter of 2024, Ares Capital exited approximately $2.7 billion of investment commitments, including approximately $458 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $2.7 billion of exited investment commitments, 49% were first lien senior secured loans, 35% were second lien senior secured loans, 1% were subordinated certificates of the SDLP, 6% were senior subordinated loans, 5% were Ares Capital’s subordinated loan investment in IHAM, 3% were preferred equity and 1% were other equity. Of the approximately $2.7 billion of exited investment commitments, 91% were floating rate, 5% were fixed rate, 1% were non-income producing and 3% were on non-accrual.

As of December 31, 2024 and 2023, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.7% of the total investments at amortized cost (or 1.0% at fair value) and 1.3% at amortized cost (or 0.6% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on February 5, 2025.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2024, Ares Capital had $635 million in cash and cash equivalents and $13.8 billion in total aggregate principal amount of debt outstanding ($13.7 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.1 billion available for additional borrowings under its existing credit facilities as of December 31, 2024.

In October 2024, Ares Capital and its consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), entered into an agreement to amend Ares Capital CP’s revolving funding facility (the “Revolving Funding Facility”). The amendment, among other things, (a) increased the commitments under the Revolving Funding Facility from approximately $1.8 billion to approximately $2.2 billion, (b) extended the end of the reinvestment period from December 29, 2024 to October 8, 2027, (c) extended the stated maturity date from December 29, 2026 to October 8, 2029 and (d) adjusted the interest rate charged on the Revolving Funding Facility from an applicable Secured Overnight Financing Rate (“SOFR”) plus a credit spread adjustment of 0.10% or a “base rate” plus an applicable spread of 1.90% per annum to an applicable SOFR or a “base rate” (as defined in the documents governing the Revolving Funding Facility) plus an applicable spread of 2.00% per annum and with no credit spread adjustment. The other terms of the Revolving Funding Facility remained materially unchanged.

In November 2024, Ares Capital, through its wholly-owned, consolidated subsidiary, Ares Direct Lending CLO 4 LLC (“ADL CLO 4”), completed a $544 million term debt securitization (the “ADL CLO 4 Debt Securitization”). The ADL CLO 4 Debt Securitization is also known as a collateralized loan obligation and is an on-balance sheet financing incurred by Ares Capital, which is consolidated by Ares Capital for financial reporting purposes and subject to its overall asset coverage requirement. The loans incurred by the ADL CLO 4 Debt Securitization that mature on October 24, 2036 (collectively, the “October 2036 CLO Secured Loans”) include (i) $464 million of Class A Senior Loans (the “October 2036 Class A CLO Loans”) and (ii) $80 million of Class B Senior Loans (the “October 2036 Class B CLO Loans”). In addition, in connection with the ADL CLO 4 Debt Securitization, ADL CLO 4 issued approximately $260 million of subordinated notes (the “October 2036 CLO Subordinated Notes”). Ares Capital retained all of the October 2036 CLO Subordinated Notes, as such, the October 2036 CLO Subordinated Notes are eliminated in consolidation. The October 2036 Class A CLO Loans and the October 2036 Class B CLO Loans may be converted by the lender into notes issued by ADL CLO 4 and bearing the same economic terms, subject to certain conditions under the documents governing the October 2036 CLO Secured Loans and the indenture governing such notes.

In December 2024, Ares Capital and its consolidated subsidiary, Ares Capital JB Funding LLC (“ACJB LLC”), entered into an agreement to amend ACJB LLC’s revolving funding facility (the “SMBC Funding Facility”). The amendment, among other things, (a) extended the end of the reinvestment period from March 28, 2027 to December 6, 2027, (b) extended the stated maturity date from March 28, 2029 to December 6, 2029 and (c) adjusted the interest rate charged on the SMBC Funding Facility from an applicable spread of either (i) 2.50% over one month SOFR or (ii) 1.50% over a “base rate” to an applicable spread of either (x) 2.00% over one month SOFR or (y) 1.00% over a “base rate” (as defined in the documents governing the SMBC Funding Facility). The other terms of the SMBC Funding Facility remained materially unchanged.

During the three months ended December 31, 2024, Ares Capital issued and sold approximately 24.6 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $527.6 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

FOURTH QUARTER 2024 DIVIDENDS PAID

On October 30, 2024, Ares Capital announced that its Board of Directors declared a fourth quarter 2024 dividend of $0.48 per share for a total of approximately $320 million. The fourth quarter 2024 dividend was paid on December 30, 2024 to stockholders of record as of December 13, 2024.

RECENT DEVELOPMENTS

In January 2025, Ares Capital issued $1.0 billion in aggregate principal amount of unsecured notes, which bear interest at a rate of 5.800% per annum and mature on March 8, 2032 (the “March 2032 Notes”). The March 2032 Notes pay interest semi-annually and all principal is due upon maturity. The March 2032 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the March 2032 Notes, and any accrued and unpaid interest. The March 2032 Notes were issued at a discount to the principal amount. In connection with the March 2032 Notes, Ares Capital entered into a forward-starting interest rate swap for a total notional amount of $1.0 billion that matures on March 8, 2032 with an effective date of January 8, 2026. Under the forward-starting interest rate swap, Ares Capital will receive a fixed interest rate of 5.800% and pay a floating interest rate of one-month SOFR plus 1.6995%.

In February 2025, Ares Capital’s board of directors authorized an amendment to its existing stock repurchase program to extend the expiration date of the program from February 15, 2025 to February 15, 2026. Under the program, Ares Capital may repurchase up to $1.0 billion in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

From January 1, 2025 through January 28, 2025, Ares Capital made new investment commitments of approximately $1.2 billion, of which approximately $864 million were funded. Of the approximately $1.2 billion in new investment commitments, 90% were in first lien senior secured loans, 1% were in second lien senior secured loans, 6% were in preferred equity and 3% were in other equity. Of the approximately $1.2 billion in new investment commitments, 79% were floating rate, 18% were fixed rate and 3% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.1% and the weighted average yield on total investments funded during the period at amortized cost was 9.8%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From January 1, 2025 through January 28, 2025, Ares Capital exited approximately $498 million of investment commitments. Of the approximately $498 million of exited investment commitments, 69% were first lien senior secured loans, 11% were second lien senior secured loans, 11% were subordinated certificates of the SDLP, 7% were senior subordinated loans, 1% were preferred equity and 1% were other equity. Of the approximately $498 million of exited investment commitments, 80% were floating rate, 18% were fixed rate and 2% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.8% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.6%. Of the approximately $498 million of investment commitments exited from January 1, 2025 through January 28, 2025, Ares Capital recognized total net realized gains of approximately $1 million.

In addition, as of January 28, 2025, Ares Capital had an investment backlog of approximately $1.8 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 5, 2025 at 12:00 p.m. (Eastern Time) to discuss its quarter and year ended December 31, 2024 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 343-4849. International callers can access the conference call by dialing +1 (203) 518-9848. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ424. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 5, 2025 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 839-2457 and to international callers by dialing +1 (402) 220-7217. An archived replay will also be available through March 5, 2025 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of December 31, 2024. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2024	2023
ASSETS
Total investments at fair value (amortized cost of $26,374 and $22,668, respectively)	$26,720	$22,874
Cash and cash equivalents	635	535
Restricted cash	225	29
Interest receivable	292	245
Receivable for open trades	224	16
Other assets	158	101
Total assets	$28,254	$23,800
LIABILITIES
Debt	$13,727	$11,884
Base management fee payable	100	84
Income based fee payable	91	90
Capital gains incentive fee payable	105	88
Interest and facility fees payable	170	132
Payable to participants	163	29
Payable for open trades	236	7
Accounts payable and other liabilities	275	251
Secured borrowings	32	34
Total liabilities	14,899	12,599
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 672 and 582 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	12,502	10,738
Accumulated undistributed earnings	852	462
Total stockholders’ equity	13,355	11,201
Total liabilities and stockholders’ equity	$28,254	$23,800
NET ASSETS PER SHARE	$19.89	$19.24

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$542	$521	$2,162	$1,962
Capital structuring service fees	48	41	172	92
Dividend income	153	129	594	501
Other income	16	16	62	59
Total investment income	759	707	2,990	2,614

EXPENSES
Interest and credit facility fees	187	157	715	582
Base management fee	100	84	374	323
Income based fee	91	90	364	328
Capital gains incentive fee	(1)	13	18	53
Administrative fees	3	3	12	13
Other general and administrative	7	6	31	29
Total expenses	387	353	1,514	1,328
NET INVESTMENT INCOME BEFORE INCOME TAXES	372	354	1,476	1,286
Income tax expense, including excise tax	13	9	73	20
NET INVESTMENT INCOME	359	345	1,403	1,266
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized (losses) gains	(25)	28	(55)	(179)
Net unrealized gains	23	40	188	435
Net realized and unrealized (losses) gains on investments, foreign currency and other transactions	(2)	68	133	256
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(14)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$357	$413	$1,522	$1,522
NET INCOME PER COMMON SHARE:
Basic	$0.55	$0.72	$2.44	$2.75
Diluted	$0.55	$0.70	$2.44	$2.68
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	655	572	624	554
Diluted	655	593	624	575

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three months and years ended December 31, 2024 and 2023 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)
GAAP net income per share(1)(2)	$0.55	$0.72	$2.44	$2.75
Adjustments:
Net realized and unrealized losses (gains)(1)	—	(0.12)	(0.19)	(0.47)
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	—	0.03	0.03	0.10
Income tax expense (benefit) related to net realized gains and losses(1)	—	—	0.05	(0.01)
Core EPS(3)	$0.55	$0.63	$2.33	$2.37
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months and year ended December 31, 2024 were approximately 655 million and 624 million, respectively, and approximately 572 million and 554 million, respectively, for the comparable periods in 2023.

(2)The basic and diluted weighted average shares outstanding for the three months and year ended December 31, 2024 were approximately 655 million shares and 624 million shares, respectively. Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2023 was $0.70 and $2.68, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2023 were approximately 593 million shares and 575 million shares, respectively, which includes approximately 21 million shares for each period related to the assumed conversion of the then outstanding 2024 Convertible Notes.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.